Exhibit 10.32

[Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

EXCLUSIVE DISTRIBUTION AGREEMENT

This Exclusive Distribution Agreement (the “Agreement”) is made as of this 25th day of September 2020 (the “Effective Date”), between NeuroRx, Inc., a Delaware corporation, with a principal mailing address of 913 North Market Street, Suite 200, Wilmington, Delaware 19801 (“Client”), and Cardinal Health 105, Inc., an Ohio corporation, with a place of business at 501 Mason Road, Suite 200, La Vergne, Tennessee, 37086 (“Cardinal Health”) each individually a (“Party”) and collectively (the “Parties”).

RECITALS

A.    Client is, among other things, in the business of developing and marketing pharmaceutical products in the United States, its territories, possessions and commonwealths (“Territory”).

B.    Cardinal Health is, among other things, in the business of distributing pharmaceutical products to wholesalers, specialty distributors, physicians, clinics, hospitals, pharmacies, and other health care providers in the Territory, and of providing information systems and other services that support its clients’ use of its distribution capabilities.

C.    Client desires to engage Cardinal Health as its exclusive third-party logistics distribution agent for commercial sales of all pharmaceutical Products manufactured and/or marketed by Client in all formulations (collectively, “Product”), and to perform certain other services described in this Agreement, all upon the terms and conditions set forth in this Agreement.

THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the Parties agree as follows:

ARTICLE 1

APPOINTMENT/AUTHORIZATION

1.1    Appointment. Subject to the terms and conditions set forth in this Agreement, during the term of this Agreement, Client appoints Cardinal Health as its exclusive third-party logistics distribution agent and as an authorized distributor of record of Product in the Territory to Client’s Customers, including, but not limited to, wholesalers, specialty distributors, physicians, clinics, hospitals, pharmacies and other health care providers in the Territory (collectively, “Customers”).

1.2    Acceptance of Appointment. Subject to the terms and conditions set forth in this Agreement, Cardinal Health accepts the appointment to represent Client as its exclusive third-party logistics distribution agent and as an authorized distributor of record of Product to Customers in the Territory.

ARTICLE 2

SERVICES

2.1    Services. Cardinal Health shall provide the services set forth in the Traditional 3PL Operating Guidelines (“OPG”) and/or the Title Model Operating Guidelines (“TMOPG”), whichever is applicable and include, without limitation, storage, distribution, returns, customer support, financial support, EDI and system access support (“Services”). The OPG shall be finalized and mutually agreed upon prior to the commercial launch of Product. Once finalized, a copy of the OPG shall be attached hereto as Exhibit A and a copy of the TMOPG shall be attached to the Title Model Addendum as Attachment 1, and each shall be incorporated by reference.

2.2    Traditional 3PL Operating Guidelines and Title Model Operating Guidelines. The OPG and TMOPG may be amended from time to time upon the mutual written agreement of the Parties; provided, however, that any change, modification or amendment to the OPG and/or TMOPG may result in an increase in the Fees (as defined in Article 5).

2.3    Compliance to Traditional 3PL Operating Guidelines. Cardinal Health’s services shall comply with the OPG and/or TMOPG for up to 125% of Client’s Forecast (defined below). If (i) Client’s shipments of Product to Cardinal Health or (ii) Client’s Customers’ Product orders exceed Client’s Forecast by more than twenty-five percent (25%), Cardinal Health shall use commercially reasonable efforts to meet the requirements of the OPG and/or TMOPG, provided however, that Client acknowledges that in such situations Cardinal Health may not be able to meet all guidelines relating to response and shipping times.

2.4    Product Returns. All Product returns shall be processed and handled by Cardinal Health in accordance with the OPG and/or TMOPG; and any customization or additional return services requested by Client shall be performed at an additional fee as agreed by the Parties.

2.5    Product Recalls. Client is solely responsible for all Product recalls, provided however that Cardinal Health shall be responsible for Product recalls to the extent arising from Cardinal Health’s gross negligence or willful misconduct, subject to the terms of this Agreement. In the event Product is subject to recall, or Client, on its own initiative, recalls any Product, Cardinal Health shall provide assistance to Client as set forth in the OPG and/or TMOPG and as mutually agreed upon, provided that Client shall pay to Cardinal Health an amount equal to Cardinal Health’s actual costs incurred with any such recall services. Such cost shall be in addition to the Fees described in Article 5 below.

ARTICLE 3

PRODUCT SUPPLY/CLIENT RESPONSIBILITIES

3.1    Facility. Client shall deliver, or shall have delivered, Product to Cardinal Health at Cardinal Health’s facility located at 15 Ingram Boulevard, La Vergne, Tennessee 37086 and/or 501 Mason Road, Suite 200, La Vergne, Tennessee 37086, or to such other distribution facility as may be designated by Cardinal Health to Client in writing (“3PL Facility’’).

3.2    Delivery and Title. Client shall be responsible for delivery of Product to and from the 3PL Facility, including all costs, expenses and risk of loss associated with such delivery. Title to Product shall remain with Client at all times, even when Product is stored or warehoused at the 3PL Facility. Client shall at all times insure the Product for damage, loss, destruction, theft or any such other property damage (“Loss”) as further set forth in Article 13 below. Except for Loss resulting solely from the gross negligence or willful misconduct of Cardinal Health, Client shall bear all risk of loss or damage with respect to the Product.

3.3    Forecast and Price List.

A.    Forecast. Client shall provide Cardinal Health with a forecast of the volume of Product to be handled by Cardinal Health under this Agreement, not less often than semi-annually (“Forecast”). All forecasts, including the Forecast, are used for the express purpose of operational planning. In the event of a significant variance from the Forecast or a change in core business that could reasonably be expected to have a material effect upon the obligations of either Party hereunder, the Party so affected may notify the other Party that it wishes to negotiate an appropriate adjustment to the Fees. The Parties must meet within thirty (30) days of such notification to discuss the merits and implementation of any such adjustment and during such meeting, the Parties shall negotiate in good faith. If the Parties are unable to come to a resolution regarding any such adjustment, the Party originally proposing the adjustment may terminate this Agreement upon one hundred eighty days (180) prior written notice to the other Party.

B.    Price List. Upon execution of this Agreement, Client shall deliver to Cardinal Health a customer list, which sets forth the Product prices (the “Customer Price List”). Client shall notify Cardinal Health of any change in the Customer Price List not less than seventy-two (72) hours prior to the effective date of any such change. Cardinal Health shall use commercially reasonably efforts to implement such price change in accordance with Client’s instruction.

3.4    Shipment Inspection. Cardinal Health shall visually inspect each shipment of Product for external damage or loss in transit and notify Client of any such evident damage or loss as provided in the OPG and/or TMOPG.

ARTICLE 4

INFORMATION SYSTEM ACCESS

4.1    Access. During the Term of this Agreement and subject to the terms herein, Client may use password(s) and identification number(s) provided by Cardinal Health to remotely access Client’s data maintained on Cardinal Health’s web enabled Operating System Base and certain support services associated therewith, as further set forth in the OPG and/or TMOPG (collectively, the “System”) provided that such access is used solely by Client’s employees and for Client’s own internal business purposes. Client shall use that access solely to access Client’s data and shall not access or attempt to access any other data, systems or software. Client shall be responsible for all use of the passwords and identification elements and shall ensure that they are used solely to effect the limited access authorized herein. The limited license to access the System granted herein does not include the right to copy, download or otherwise use any software or non-Client data maintained on the System.

4.2    Fees. The System shall be made available to Client at the fees set forth in the Fee Schedule. If Cardinal Health agrees to perform any custom enhancements to the System requested by Client, such customization services shall be billed separately based on an hourly rate set forth in the Fee Schedule (as defined in Article 5) and prior to such performance, Cardinal Health shall notify Client of any related increase in the periodic Fees hereunder relative to the ongoing support of the customizations.

4.3    Security. During the term of this Agreement, Cardinal Health shall employ reasonable security measures and policies designed to safeguard the integrity, accessibility, and confidentiality of Client’s data resident on the System and establish and maintain reasonable disaster and emergency recovery plans designed to minimize disruption from System operation interruptions. Such measures shall be no less secure than those utilized by Cardinal Health to protect its own confidential information.

4.4    Client Obligations. Client shall not reverse engineer, reverse assemble, decompile, create derivative works, modify, or otherwise attempt to derive the source code of any software on the System or copy, download, modify, or create derivative works of such software. Also, Client shall not permit access to the System or related documentation to any other person or entity. The System and all parts thereof, in all of their tangible and intangible manifestations, all existing or new enhancements, developments, derivative works, and other modifications to the System (or any part thereof), and all related proprietary rights, are and shall remain the exclusive property of Cardinal Health.

4.5    Disclaimer. THE SYSTEM, THE SOFTWARE THEREON AND ANY RESULTS OBTAINED THEREFROM ARE PROVIDED ON AN “AS IS” BASIS, WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. EXCEPT AS OTHERWISE PROVIDED HEREIN AND/OR TO THE EXTENT PERMITTED BY LAW, CARDINAL HEALTH MAKES NO REPRESENTATIONS OR WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, RELATING DIRECTLY OR INDIRECTLY TO THE SYSTEM OR ANY PART THEREOF INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

4.6    System Availability. Cardinal Health shall use reasonable efforts to make the System available for access twenty-four (24) hours a day, seven (7) days a week absent scheduled and emergency maintenance periods.

4.7    Suspension of Access. Notwithstanding anything to the contrary, in the event of a breach of any term of this Agreement or a threatened breach of the System, Cardinal Health may revoke or suspend any or all passwords and identification numbers provided to Client hereunder.

ARTICLE 5

PRICING AND PAYMENT TERMS

5.1    Fees. As compensation for the Services, Client shall pay to Cardinal Health the fees (“Fees”) set forth on Exhibit B (“Fee Schedule”) attached hereto and incorporated by reference.

5.2    Invoices. Cardinal Health shall issue an invoice to Client for the Services rendered under this Agreement or for any other amounts due on a monthly basis. Payment is due within thirty (30) days of the invoice date via electronic funds transfer (EFT) or Automated Clearing House (ACH). If the invoice is not paid within such thirty (30) day period, Cardinal Health may, at its option elect to (i) impose a service charge on the unpaid amount calculated at the rate of 1.5% per month (or the maximum rate permitted by law if such rate is less than 1.5% per month) until such amount is paid in full and/or (ii) suspend any further Services until such invoice is paid in full.

5.3    Fee Adjustment.

A.    The Fees shall be held firm for the first contract year. Thereafter, Cardinal Health will evaluate the fee schedule and may adjust the Fees not more often than once per contract year by three percent (3%).

B.    Notwithstanding the terms set forth above in Section 5.3(A), if Cardinal Health can reasonably demonstrate that the costs for providing the Services have materially increased, or are likely to materially increase in the coming year due to the adoption of any applicable law or regulation (or any material change in the interpretation or administration thereof), or due to unforeseen circumstances beyond Cardinal Health’s reasonable control, then upon notice from Cardinal Health, the Parties agree to meet in good faith and negotiate a mutually acceptable adjustment to the Fees.

5.4    Taxes. Client shall pay when due all sales, use, gross receipts, excise and personal property taxes associated with the Product (excluding any personal property tax associated with Cardinal Health’s equipment used in connection with the Services), and other taxes now or hereafter imposed as a result of the transactions contemplated by this Agreement, none of which have been included in the fees payable to Cardinal Health under this Agreement; provided that the amounts payable by Client under this section shall not include taxes based on the net income of Cardinal Health.

ARTICLE 6

TERM AND TERMINATION

6.1    Term. The Initial Term of this Agreement shall begin on the Effective Date and shall continue for a period of three (3) years following the first shipment of FDA-approved Product to a commercial customer (“Initial Term”), unless terminated earlier pursuant to this Agreement. Thereafter, this Agreement shall automatically renew for additional terms of one (1) year each (each, a “Renewal Term,” and together with the Initial Term, the “Term”), unless written notice of termination is given by either Party at least ninety (90) days prior to the end of the Initial Term or any Renewal Term.

6.2    Termination. Either Party shall have the right to immediately terminate this Agreement if:

(A)    the other Party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within thirty (30) days; or

(B)    the other Party materially breaches any of the provisions of this Agreement, and such breach is not cured within thirty (30) days after the giving of written notice; provided, however, that (i) in the case of a breach that cannot be cured within thirty (30) days, the Parties agree to meet in good faith and within thirty (30) days after the giving of written notice, formulate a mutually agreeable plan to cure such breach within a reasonable period of time; and (ii) in the case of a failure of Client to make payments in accordance with the terms of this Agreement, Cardinal Health may terminate this Agreement if such payment breach is not cured within fifteen (15) days following Cardinal Health’s delivery of a written notice of non-payment to Client.

6.3    Effect of Termination. Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to the benefit of either Party prior to such expiration or termination. Client shall pay Cardinal Health for all Services performed up to the date of termination and shall reimburse Cardinal Health for all costs and expenses incurred, and all non-cancelable commitments made, in the performance of Services. Upon termination or expiration of this Agreement, all Product shall be returned to Client or a designee of Client, at Client’s sole cost and expense.

ARTICLE 7

REGULATORY

7.1    Audits. No more than once per calendar year, Client or its designee has the right during normal business hours [i.e., 8:00 a.m. to 5:00 p.m. local 3PL Facility time and not to exceed a total of eight (8) business hours], to conduct a complete quality audit upon thirty (30) business days prior written notice to Cardinal Health. If the timing of such audit falls during “quarter-end” or “year-end” then Cardinal Health will use best efforts to accommodate Client’s request. Client shall have the right to conduct for cause audits immediately if necessary, to ensure Product safety or if otherwise necessary to implement or support a Product recall.

7.2    Compliance with Laws. Each Party shall conduct its activities in connection with this Agreement in compliance with all applicable United States laws, ordinances, rules, regulations and guidelines.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1    Cardinal Health. Cardinal Health represents and warrants to Client that, unless otherwise agreed to by the Parties, Cardinal Health shall perform Services in a workmanlike manner, in accordance with this Agreement, the OPG and/or TMOPG, and applicable United States laws, ordinances, rules, regulations and guidelines.

8.2    Client. Client represents, warrants and covenants to Cardinal Health that:

A.    Product. The Product shall not be adulterated or misbranded as provided in the Food, Drug and Cosmetic Act, as amended from time to time;

B.    Promotion. Client’s activities relating to the promotion, sale and distribution of the Product shall comply with all applicable laws, rules, regulations and guidelines;

C.    No Infringement. It has all necessary authority and right, title and interest in and to any intellectual property related to each Product or that is otherwise provided by Client under this Agreement;

D.    Safe Handling Instructions. It has provided all safe handling instruction, health and environmental information and material safety data sheets applicable to the Product or to any materials supplied by Client in writing in sufficient time for review and training by Cardinal Health prior to delivery; and

8.3    Mutual. Each Party represents and warrants to the other Party that:

A.    Existence and Power. Such Party (i) is duly organized, validly existing and in good standing under the laws of the state in which it is organized, (ii) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted, and (iii) is in compliance with all requirements of applicable laws, except to the extent that any noncompliance would not materially adversely affect such Party’s ability to perform its obligations under the Agreement;

B.    Authorization and Enforcement of Obligations. Such Party (i) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (ii) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

C.    Execution and Delivery. This Agreement has been duly executed by an authorized individual and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms;

D.    No Consents. All necessary consents, approvals and authorizations of all regulatory authorities and other persons required to be obtained by such Party in connection with the Agreement have been obtained; and

E.    No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable laws; and (ii) do not materially conflict with or constitute a material default or require any consent under, any contractual obligation of such Party.

8.4    Limitations. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 8 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY EACH PARTY TO THE OTHER AND NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 9

TRADEMARKS

Neither Party shall have the right to use the name of the other Party or any Affiliate of the other Party, or the other Party’s or such Affiliates’ trademarks, service marks, logos, or other similar marks in any manner except with the prior written approval of that Party; provided that the foregoing shall not prohibit Cardinal Health’s use of Client’s names or marks in connection with the performance of the Services in a manner consistent with this Agreement. “Affiliate,” as used in this Agreement, means any legal entity which, during the Term hereof, controls, is controlled by, or is under common control with, such Party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting interest of all equity interests of the other entity (or other such comparable ownership interest for an entity other than a corporation).

ARTICLE 10

CONFIDENTIALITY AND NON-USE

10.1    Mutual Obligation. Cardinal Health and Client agree that they shall not use the other Party’s Confidential Information (defined below) except as necessary for the receiving Party to perform its obligations under this Agreement or disclose the other Party’s Confidential Information to any third party without the prior written consent of the other Party except as required by law, regulation or court or administrative order; provided, however, that prior to making any such legally required disclosure, the Party making such disclosure shall give the other Party as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances. Notwithstanding the foregoing, each Party may disclose the other Party’s Confidential Information to any of its Affiliates that (A) need to know such Confidential Information for the purpose of performing under this Agreement, (B) arc advised of the contents of this article, and (C) agree to be bound by the terms of this article.

10.2    Definition. As used in this Agreement, the term “Confidential Information” includes all such information furnished by Cardinal Health or Client, or any of their respective representatives or Affiliates, to the other Party or its representatives or Affiliates in connection with the services or performance of this Agreement, whether furnished before, on or after the date of this Agreement and furnished in any form, including but not limited to written, verbal, visual, electronic or in any other media or manner. Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other intellectual property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either Party, or any of their respective representatives, containing or based in whole or in part on any such information furnished by the other Party or its representatives. Confidential Information also includes the existence of this Agreement and its terms.

10.3    Exclusions. Notwithstanding Section 10.2, Confidential Information does not include information that (A) is or becomes generally available to the public other than as a result of a breach of this Agreement, or (B) is already known by the receiving Party at the time of disclosure as evidenced by the receiving Party’s contemporaneous written records, or (C) becomes available to the receiving Party on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis, or (D) was or is independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information, as evidenced by the receiving Party’s written records.

10.4    No Implied License. The receiving Party shall obtain no right of any kind or license to any Confidential Information, patent application, patent, trade secret, know-how or other intellectual property by reason of this Agreement. All Confidential Information shall remain the sole property of the Party disclosing such information or data.

10.5    Return of Confidential Information. Upon termination of this Agreement, the receiving Party shall, upon request, promptly return within thirty (30) days all such information, including any copies thereof, and cease its use or, at the request of the disclosing Party, shall promptly destroy the same and certify such destruction to the disclosing Party; except for a single copy thereof, which may be retained for the sole purpose of determining the scope of the obligations incurred under this Agreement.

10.6    Survival. The Parties intend for this Article 10 to supersede that certain Confidentiality Agreement between the parties dated the 27th day of July, 2020. The obligations of this Article 10 shall terminate five (5) years from the expiration of this Agreement.

ARTICLE 11

INDEMNIFICATION

11.1    Indemnification by Cardinal Health. Cardinal Health shall indemnify and hold harmless Client, its Affiliates, and their respective directors, officers, employees and agents (“Client Indemnitees”) from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorney’ fees) in connection with any suit, demand or action by any third party (“Liabilities”) arising out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement or (B) any negligence or willful misconduct by Cardinal Health, except to the extent that any of the foregoing arises out of or results from any Client Indemnitee’s negligence, willful misconduct or breach of this Agreement.

11.2    Indemnification by Client. Client shall indemnify and hold harmless Cardinal Health, its Affiliates, and their respective directors, officers, employees and agents (“Cardinal Health Indemnitees”) from and against all Liabilities arising out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement; (B) any manufacture, sale, promotion, distribution, shipping, use of or exposure to the Product or any materials supplied by Client, including, without limitation, product liability or strict liability; (C) Client’s exercise of control over the Services to the extent that Client’s instructions or directions violate applicable law; (D) any actual or alleged infringement or violation of any patent, trade secret, copyright, trademark or other proprietary rights concerning the Product or provided by Client; or (E) any negligence or willful misconduct by Client, except to the extent that any of the foregoing arises out of or results from any Cardinal Health Indemnitee’s negligence, willful misconduct or breach of this Agreement.

11.3    Indemnification Procedures. All indemnification obligations in this Agreement are conditioned upon the Party seeking indemnification: (A) promptly notifying the indemnifying Party of any claim or liability of which the Party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the indemnifying Party of any of its obligations hereunder except to the extent the indemnifying Party is prejudiced by such failure; (B) reasonably cooperating with the indemnifying Party in the defense of any such claim or liability (at the indemnifying Party’s expense); and (C) not compromising or settling any claim or liability without prior written consent of the indemnifying Party.

ARTICLE 12

LIMITATIONS OF LIABILITY

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ARTICLE 13

INSURANCE

13.1    Insurance Policies. During the term of this Agreement, Client shall obtain and maintain the following insurance with limits not less than those specified below:

A.    Products and Completed Operations Liability Insurance covering the Products included in this Agreement with a limit of not less than five million dollars US $5,000,000 per occurrence where upon non-emergency authorization by the United States Food and Drug Administration, Client shall endeavor to obtain a limit of not less than ten million dollars US $10,000,000 per occurrence.;

B.    All-Risk Property Insurance, including transit coverage, in an amount equal to full replacement value covering Client’s property while it is at the 3PL Facility or in transit to or from the 3PL Facility. Client’s all-risk property insurance shall apply to all losses and be primary (with respect both to any insurance issued to Cardinal Health and to any deductible amount or self-insured amount retained by Cardinal Health) except for losses resulting solely from the gross negligence or willful misconduct of Cardinal Health.

In the event that any of the required policies of insurance are written on a claims-made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not more than three (3) years following the termination or expiration of this Agreement.

13.2    Waiver. Client shall obtain a waiver from any insurance carrier with whom Client carries Property Insurance releasing its subrogation rights against Cardinal Health except for losses resulting solely from the gross negligence or willful misconduct of Cardinal Health. Client shall not seek reimbursement for any property claim, or portion thereof that is not fully recovered from Client’s property insurance except for losses resulting solely from the gross negligence or willful misconduct of Cardinal Health.

13.3    Additional Insured Status. Cardinal Health, Inc., and its Affiliates shall be named as additional insureds under the Products and Completed Operations Liability insurance policies as respects the Products and completed operations outlined in this Agreement. Such insurance shall be primary (with respect both to any insurance issued to Cardinal Health and to any self-insured amount retained by Cardinal Health) with regard to Cardinal Health’s liability for damage arising out of those products for which they have been added as additional insureds. Such additional insurance status shall continue during the term and, if the policies are written on a claims-made basis, shall continue for not more than three (3) years following termination or expiration of this Agreement.

13.4    Certificates. Client shall furnish certificates of insurance to Cardinal Health evidencing the required insurance and additional insured status as soon as practicable after the Effective Date and within thirty (30) days after renewal of such policies. Client will endeavor to provide thirty (30) days written notice of any cancellation prior to the policy(ies) expiration date(s).

ARTICLE 14

NOTICES

All notices and other communications hereunder shall be in writing and shall be deemed given: (A) when delivered personally; (B) when delivered by facsimile transmission (receipt verified); (C) when received or refused, if mailed by registered or certified mail (return receipt requested), postage prepaid; or (D) when delivered if sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

To Client:	NeuroRx, Inc. 913 North Market Street, Suite 200 Wilmington, DE 19801 Attn.: Jonathan Javitt, MD, MPH; CEO

With a copy to:	NeuroRx, Inc. 201 King of Prussia Road Radnor, PA 19087 Attn.: Robert Besthof, Head of Operations

To Cardinal Health:	Cardinal Health 105, Inc. Third-Party Logistics Services 501 Mason Road, Suite 200 La Vergne, TN 37086 Attn: VP, Operations

With a copy to:	Cardinal Health, Inc. 7000 Cardinal Place Dublin, Ohio 43017 Attn: Associate General Counsel Facsimile: (614) 757-8919

ARTICLE 15

MISCELLANEOUS

15.1    Entire Agreement; Amendments. This Agreement, the attachments and any amendments thereto constitute the entire understanding between the Parties and supersede any contracts, agreements or understanding (oral or written) of the Parties with respect to the subject matter hereof. No term of this Agreement may be amended except upon written agreement of both Parties, unless otherwise provided in this Agreement.

15.2    Captions. The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement.

15.3    Further Assurances. The Parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

15.4    No Waiver. Failure by either Party to insist upon strict compliance with any term of this Agreement in any one or more instances shall not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

15.5    Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement shall continue in full force and effect.

15.6    Independent Contractors. The relationship of the Parties is that of independent contractors, and neither Party shall incur any debts or make any commitments for the other Party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or shall be construed as creating between the Parties the relationship of joint venturers, co-partners, employer/employee or principal and agent.

15.7    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns. Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, except that either Party may, without the other Party’s consent, assign this Agreement to an Affiliate or to a successor to substantially all of the business or assets of the assigning company to which this Agreement relates.

15.8    Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, excluding its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

15.9    Dispute Resolution. If any dispute, controversy or disagreement arises between the Parties (“Dispute”), such Dispute shall be presented to the respective presidents or senior executives of Cardinal Health and Client for their consideration and resolution. If such Parties cannot reach a resolution of the Dispute within sixty (60) days, either Party may submit the Dispute to a court of appropriate jurisdiction.

15.10    Prevailing Party. In any dispute resolution proceeding between the Parties in connection with this Agreement, the prevailing Party shall be entitled to its reasonable attorney’s fees and costs in such proceeding.

15.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.

15.12    Publicity. Neither Party shall make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other Party’s express prior written consent, except as required under applicable law or by any governmental agency, in which case the Party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

15.13    Setoff. Without limiting Cardinal Health’s rights under law or in equity, Cardinal Health and its Affiliates, parent or related entities, collectively or individually, may exercise a right of set-off against any and all amounts due to Cardinal Health from Client. For purposes of this section. Cardinal Health, its Affiliates, parent or related entities shall be deemed to be a single creditor.

15.14    Survival. The rights and obligations of the Parties shall continue under Articles 10 (Confidentiality and Non-Use), to the extent expressly stated therein, 11 (Indemnification), 12 (Limitations of Liability), 13 (Insurance), to the extent expressly stated therein, 14 (Notice) and 15 (Miscellaneous) and Section 6.4 (Effect of Termination), notwithstanding expiration or termination of this Agreement.

15.15    Force Majesure. Except as to payments required under this Agreement, neither Party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such Party’s performance hereunder if such default or delay is caused by events beyond such Party’s reasonable control including, but not limited to, acts of God, regulation or law or other action or failure to act of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, pandemic, or failure of suppliers, public utilities or common carriers; provided however, that the Party seeking relief hereunder shall immediately notify the other Party of such cause(s) beyond such Party’s reasonable control. The Party that may invoke this section shall use all reasonable endeavors to reinstate its ongoing obligations to the other. If the cause(s) shall continue unabated for one hundred eighty (180) days, then both Parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from this force majeure.

[Signature Page to Exclusive Distribution Agreement Follows]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized representative to execute this Agreement effective as of the date first written above.

CARDINAL HEALTH 105, INC.		NEURORX, INC.

By:	/s/ Joel Wayment	By:	/s/ Jonathan Javitt
Joel Wayment		Print Name:	Jonathan Javitt. MD, MPH
VP, Operations		Title:	CEO

Date: Sep 29, 2020		Date: Sept 25, 2020

[Signature Page to Exclusive Distribution Agreement]

EXHIBIT A

TRADITIONAL 3PL OPERATING GUIDELINES

The OPG shall be finalized and mutually agreed upon between the Parties prior to the commercial launch of Product. Once finalized, a copy of the OPG shall be attached hereto as Exhibit A and incorporated by reference.

EXHIBIT B

FEE SCHEDULE

[*    *    *]

TITLE MODEL ADDENDUM

This Title Model Addendum (“Addendum”) is made as of the 25th day of September 2020 (“Effective Date”) between Cardinal Health 105, Inc. an Ohio corporation, with a place of business at 501 Mason Road, Suite 200, La Vergne, Tennessee, 37086 (“Cardinal Health”) and NeuroRx, Inc., a Delaware corporation whose principal mailing address is 913 North Market Street, Suite 200, Wilmington, Delaware 19801 Client”) each individually a (“Party”) and collectively (the “Parties”).

RECITALS

Cardinal Health and Client are Parties to an Exclusive Distribution Agreement dated the 25th day of September 2020 (“Agreement”), pursuant to which Cardinal Health has agreed to provide third-party logistics services to Client. The terms of the Agreement specify that Client holds title to Product (as that term is defined in the Agreement) and that Cardinal Health holds Products on consignment. Client is currently applying for and waiting to receive certain licenses necessary for Client to sell Products directly to Customers. In order to expedite Client’s ability to sell Product to Customers throughout the Territory (as that term is defined in the Agreement), Cardinal Health has agreed to purchase and take title to Product on the terms set forth in this Addendum to the Agreement.

THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the Parties agree as follows:

ARTICLE 1

TITLE MODEL SERVICES

1.1    Title Model Services. During the Term of this Addendum, Cardinal Health will purchase and take title to certain quantities of Product in accordance with the terms of this Addendum. The terms set forth in this Addendum shall apply only with respect to Product purchased from Client by Cardinal Health.

1.2    Title Model Operating Guidelines. During the Term of this Addendum, Cardinal Health shall provide services as set forth in the Title Model Operating Guidelines (“TMOPG”). The TMOPG shall be finalized and mutually agreed upon between the Parties prior to commercial launch of Product. Once finalized, a copy of the TMOPG shall be attached hereto as Attachment 1 and incorporated by reference.

1.3    Max Purchased Inventory. Cardinal Health will maintain between seven (7) and fourteen (14) DIOH (defined below) in order to meet Purchaser (defined below) demand for Product. Cardinal Health shall not purchase or hold in inventory more than fourteen (14) DIOH (“Max Purchased Inventory”) unless mutually agreed upon in writing by both Parties. Inventory purchases exceeding the Max Purchased Inventory may be accomplished through an inventory pull form approved in writing by Client. Until Purchaser demand for Product is determined using actual demand, DIOH will be determined using Client’s Twelve (12) Month Forecast. Thereafter (approximately four (4) months following first shipment to Purchasers), (i) the term “DIOH” means the total number of units of Purchased Inventory (defined below) for a specific Product

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divided by Average Daily Sales of that Product, (ii) “Average Daily Sales” shall be determined by taking the total unit sales of a Product during the last four (4) complete months and dividing that number by the number of business days in those four (4) months, and (iii) “Purchased Inventory’’ means Product which has been purchased by Cardinal Health and taken into its own inventory in accordance with the terms of this Addendum.

1.4    Consigned Inventory. If Client desires for Cardinal Health to store more than the Max Purchased Inventory quantity for any particular Product or if Client ships more than the Max Purchased Inventory level (“Consigned Inventory”), Client shall retain title and risk of loss for such Consigned Inventory and Cardinal Health will hold the Consigned Inventory for Client on consignment until such time as Cardinal Health purchases all or a portion of the Consigned Inventory from Client. Consigned Inventory will be segregated from Purchased Inventory and will be identified as Client property.

1.5    Delivery to Cardinal Health and Title.

1.5.1    Delivery. Client shall deliver or cause to have delivered Product to Cardinal Health at Cardinal Health’s facility located at 501 Mason Road, Suite 200, La Vergne, TN 37086 and/or 15 Ingram Boulevard, La Vergne, TN 37086 or to such other distribution facility as may be designated by Cardinal Health to Client in writing (“3PL Facility”). Client shall be responsible for delivery of Product to the 3PL Facility, including all costs, expenses and risk of loss associated with such delivery. Cardinal Health will notify Client of any identifiable damage to Product or shortage in quantity delivered within two (2) business days following (i) receipt of Product or (ii) discovery of any concealed damage or shortage. The Parties will work together in good faith to determine the cause and extent of any such damage or shortage and shall endeavor to complete such review within thirty (30) days after Client’s receipt of notice in accordance with the preceding sentence. If any portion of the damaged inventory has been invoiced to Cardinal Health in accordance with the terms of this Addendum, and if Cardinal Health and Client mutually agree that such damage or shortage is not due to the fault of Cardinal Health, Cardinal Health will deduct any amounts due to Cardinal Health for Product damage or shortage against any amounts due from Cardinal Health to Client under Section 1.7.1 of this Addendum for Purchased Inventory. If any amount remains outstanding, Cardinal Health will notify Client of such balance due and Client shall pay such balance due within fifteen (15) days of the date of notification.

1.5.2    Title and Risk of Loss.

1.5.2.1    Generally. Upon receipt of Product at the 3PL Facility, (i) title and risk of loss for Product purchased by Cardinal Health (excluding Consigned Inventory) shall pass to Cardinal Health, and (ii) title and risk of loss for Consigned Inventory shall remain with Client until purchased by Cardinal Health in accordance with this Addendum.

1.5.2.2    Mixed Shipment. In the event of loss, damage or destruction to Product in a shipment that contains both Purchased Inventory and Consigned Inventory, but the Product has not yet been classified as either Purchased Inventory or Consigned Inventory, the damaged Product shall be deemed to be Consigned Inventory. Once Product is definitively classified as Purchased Inventory or Consigned Inventory, title and risk of loss shall be as set forth in Section 1.5.2.1. Cardinal Health will use commercially reasonable efforts to receive Product either into Purchased Inventory or into Consigned Inventory within one (1) business day following receipt of the Product at the 3PL Facility.

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1.6    Forecast. During the term of this Addendum, not less often than semi-annually, Client shall provide Cardinal Health with a twelve (12) month forecast of the volume of (i) units forecasted to be sold during the forecast period, (ii) orders for Product to be handled by Cardinal Health, and (iii) Product (i.e. number of pallets) to be stored by Cardinal Health at the 3PL Facility (each a “Twelve (12) Month Forecast”). All Twelve (12) Month Forecasts, are non-binding and shall be used for the express purpose of operational planning.

1.7    Cardinal Health’s Payment for Product.

1.7.1    Invoice Price. Client will invoice Cardinal Health for Purchased Inventory at the wholesale acquisition cost (“WAC”) in effect on the date of Cardinal Health’s purchase order for such Product. For clarity, Client has designated Cardinal Health to perform invoicing and other back office services for Client in accordance with the terms of the Agreement and the TMOPG. As a result, Client’s invoices to Cardinal Health for Purchased Inventory will actually be generated by Cardinal Health on behalf of Client. Except as otherwise provided in Section 1.12.2, payment of each such undisputed invoice shall be due as follows: thirty-four (34) days following date of invoice for payments made via electronic funds transfer (EFT), and thirty days following date of invoice for payments made via check; provided, however that if payment is due on a Saturday, Sunday or federal holiday, such invoice shall be due and payable on the next business day.

1.7.1.1     WAC Decrease. If at any time during the term of this Addendum, Client decreases the WAC for any Purchased Inventory, then Cardinal Health shall deduct an amount equal to the difference between (i) the value of Cardinal Health’s then-current Purchased Inventory of that Product determined using WAC as of the date Cardinal Health purchased that Product, and (ii) the value of Cardinal Health’s then-current Purchased Inventory of that Product, determined using the new, decreased WAC, against any amounts due from Cardinal Health to Client for Purchased Inventory.

1.7.1.2    WAC Increase. If at any time during the term of this Addendum, Client increases the WAC for any Purchased Inventory, Cardinal Health shall be entitled to retain the value of the WAC increase for Cardinal Health’s then-current inventory of that Product. For purposes of this Section, “Cardinal Health’s then-current inventory” shall include all inventory of Products held in Cardinal Health’s 3PL Facility(ies), and all Products “in transit” to or from such 3PL Facility(ics) on the effective date of such price increase, excluding any Product that would be deemed to be Consigned Inventory in accordance with this Addendum. In the event Product is backordered at the time of the WAC increase, Cardinal Health will be charged in accordance with Section 1.7.1.

1.7.1.3    Patient Assistance Program Purchases. If at any time during the term of this Addendum, Client wishes for Cardinal Health to purchase Product for Client’s Patient Assistance Program, Cardinal Health will purchase such Product from Client at zero dollars. Client will incur the transactional fees set forth on the Fee Schedule for such inventory purchases.

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1.8    Client’s Payment for Services.

1.8.1    Service Fees. In consideration of the Services provided pursuant to this Addendum, Client shall pay to Cardinal Health the State Licensure Service Fee set forth on the Fee Schedule. The State Licensure Service Fee shall only apply during the term of this Addendum. Cardinal Health may deduct the State Licensure Service Fee from any amounts due to Client for Purchased Inventory. With respect to all other Fees (excluding the State Licensure Fee), Cardinal Health may also deduct such Fees from any amounts due to Client for Purchased Inventory, but only if Client has not paid such Fees by the due date specified in Section 5.2 of the Agreement. If any amount of Fees remains outstanding after Cardinal Health has deducted such Fees pursuant to this Section 1.8, Cardinal Health will notify Client of such balance due and Client shall promptly pay such balance to Cardinal Health.

1.9    Client’s Third-Party Agreements. Cardinal Health recognizes that Client may enter into agreements with Purchasers (defined in Section 1.13.1) related to the Products. Such agreements may include without limitation distribution service agreements with wholesalers, pricing agreements with Purchasers and group purchasing organizations, and other types of agreements. Client shall not enter into any such agreements on Cardinal Health’s behalf and shall not agree to any terms that would be binding on Cardinal Health without Cardinal Health’s prior written consent. If any Purchaser invoices Cardinal Health or deducts from Cardinal Health for any fee or other charge related to the Product or an agreement entered into by Client with such Purchaser and Cardinal Health elects in its sole discretion to pay such Purchaser invoice, then Cardinal Health will deduct any amounts due to Cardinal Health under this Section 1.9 against any amounts due from Cardinal Health to Client for Purchased Inventory. If any amount still remains outstanding, Cardinal Health will notify Client of such balance due and Client shall pay such balance due within fifteen (15) days of the date of notification.

1.10    Cardinal Health Terms and Conditions of Sale. Cardinal Health has the right to (i) establish terms and conditions of sale of the Product to Purchasers, and (ii) refuse sale to any third party who does not agree to such terms and conditions of sale.

1.11    Third-Party Credit Approval. Client recognizes that the Purchasers are customers of Cardinal Health and are subject to Cardinal Health’s standard practices for credit review and approval. Proposed Purchasers may be required to complete and sign a Cardinal Health credit application prior to any purchase from Cardinal Health. In such instance, Cardinal Health will exercise reasonable commercial efforts to complete such credit review and approval process within a reasonable period of time, provided that the proposed Purchaser provides all necessary information, meets Cardinal Health credit standards, and signs the Cardinal Health credit application.

1.12    Third-Party Payment Terms.

1.12.1    Third-party wholesalers and other Purchasers may expect or require Cardinal Health to provide payment terms that are the same as those agreed to by Client in its agreements with such Purchaser. Cardinal Health will provide payment terms of net thirty (30) to Purchasers with approved credit. If Client has agreed to provide a Purchaser a cash discount for purchases paid within thirty (30) days, Cardinal Health will honor such cash discount and will deduct the

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amount of any cash discount taken by a Purchaser against the next payments due from Cardinal Health to Client for Purchased Inventory. If the amount due to Cardinal Health under this Section has not been fully paid through deduction as described in the preceding sentence, Cardinal Health will notify Client of such amount due and Client shall pay such balance due within fifteen (15) days of the date of notification. Client will be responsible to reimburse Cardinal Health the amount of any cash discount retained by a Purchaser, even if Client or Cardinal Health believe that a particular cash discount was not properly taken by such Purchaser.

1.12.2    If Client desires for Cardinal Health to provide greater than thirty (30) day payment terms (“Extended Terms”) to Purchasers for any Product, then Cardinal Health’s written consent to such Extended Terms shall first be required. Cardinal Health may elect not to provide Extended Terms to Purchasers that do not meet Cardinal Health’s credit requirements. Cardinal Health shall periodically evaluate its payment terms to Client and if Product sales by Cardinal Health to Purchasers result in Blended Terms (as defined below) greater than Cardinal Health’s current payment terms to Client, Cardinal Health will modify its current payment terms to Client to an amount not to exceed the Blended Terms plus fifteen (15) days. Cardinal Health will provide Client with written notice of such change in Cardinal Health’s payment terms to Client. “Blended Terms” means payment terms which are calculated as follows: each payment term Client has extended to Purchasers of Product is multiplied by the percentage representing total sales volume to Purchasers with that payment term, and the resulting amounts are added together. For example, if Client has extended three different payments terms to Purchasers of Product as follows: (Net 30 which represents $10 million in sales, Net 60 which represents $30 million in sales, and Net 90 which represents $10 million in sales); then as a percentage, 20% of sales are paid in 30 days, 60% of sales are paid in 60 days, and 20% of sales are paid in 90 days. The combination of (.2*30 + .6*60 + .2*90) results in Blended Terms of sixty (60) days, so Cardinal Health’s payment terms to Client shall be net seventy-five (75) days.

1.13    Product Returns and Replacement.

1.13.1    Purchaser Returns. All Product returned to Cardinal Health by Purchasers shall be processed and handled by Cardinal Health in accordance with the TMOPG and Client’s returned goods policy (“RGP”). If a Purchaser return is permitted by the RGP, Cardinal Health will accept the return and credit the Purchaser in accordance with the RGP. If a Purchaser Return is not permitted by the RGP (an “Invalid Return”), Cardinal Health will not authorize the Invalid Return and will not credit the Purchaser for such Invalid Return. If a Purchaser deducts value for an Invalid Return, Cardinal Health will use commercially reasonable efforts to resolve the matter with the Purchaser, but if Cardinal Health is not reasonably able to collect for the Invalid Return, Cardinal Health will deduct any amounts the Purchaser deducts from Cardinal Health under this Section 1.13.1 against any amounts due from Cardinal Health to Client for Purchased Inventory. All Product returned by Purchasers will be destroyed by Cardinal Health’s designated third-party waste destruction subcontractor and Cardinal Health will invoice Client for destruction costs. For purposes of this Addendum, the term “Purchaser” means any third party which purchases Product from Cardinal Health.

1.13.2    CVS Returns. In the event that CVS Health or one of its affiliates (“CVS”) is a Purchaser, Cardinal Health will attempt to administer the returns in accordance with the RGP. Client acknowledges, however, that CVS typically administers ALL returns in accordance with

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the CVS returned goods policy. If CVS deducts any amount from Cardinal Health in connection with a return (whether or not such return is an Invalid Return), Cardinal Health will deduct the amount of the CVS deduction against any amounts due from Cardinal Health to Client for Purchased Inventory.

1.13.3    Cardinal Health Returns. With respect to any Purchased Inventory, Cardinal Health shall have the right to (i) return title to Client for any Purchased Inventory and (ii) in the case of any return of Purchased Inventory by Cardinal Health, deduct any amounts due to Cardinal Health against any amounts due from Cardinal Health to Client for Purchased Inventory. If any amount remains outstanding, Cardinal Health will notify Client of such balance due and Client shall pay such balance due within fifteen (15) days of the date of notification. If Client dispositions any Cardinal Health returned Product for destruction, then such Product will be destroyed by Cardinal Health’s designated third-party vendor. Cardinal Health will deduct any amounts due for such destruction against any amounts due from Cardinal Health to Client for Purchased Inventory.

1.13.4    Expiration or Termination. Upon expiration or termination of this Addendum, Cardinal Health shall return to Client or its designee in accordance with Section 1.13.3 all Purchased Inventory and Consigned Inventory. Fees related to such Purchased Inventory and already incurred by Client shall not be reimbursed.

1.13.5    Product Replacement. If Cardinal Health is required to replace Product for a Purchaser, Cardinal Health shall send the replacement Product to such Purchaser. Cardinal Health shall deduct for the WAC value of such replacement against any amounts due from Cardinal Health to Client for Purchased Inventory except where such replacement is due to an actual shortage in the quantity delivered due to the fault of Cardinal Health or due to Product damage or loss to the extent resulting due to the fault of Cardinal Health.

1.13.6    Deductions. Cardinal Health will deduct any amounts due to Cardinal Health under Sections 1.13.1 through 1.13.5 against any amounts due from Cardinal Health to Client for Purchased Inventory. If any amount remains outstanding, Cardinal Health will notify Client of such balance due and Client shall pay such balance due within fifteen (15) days of the date of notification.

1.13.7    Additional Services. Any customization or additional return services requested by Client and not identified in the TMOPG shall be performed at an additional fee as agreed by the Parties.

1.14    True-Up on Pricing Variances/Chargebacks; Chargeback Advances. If Client enters into an agreement with a Purchaser that provides for a price that is lower than the price paid by Cardinal Health for such Product, Cardinal Health shall honor such lower price notwithstanding any provision herein to the contrary and Client shall pay to Cardinal Health the difference between the higher price paid by Cardinal Health and the lower price sold to Purchaser (the “Chargeback”). Client must provide Cardinal Health with a Chargeback advance to cover credit exposure of unsecured credit granted to Client by Cardinal Health for Chargeback claims and to offset the carrying costs in the Chargeback process, subject to the following conditions: (i) the Chargeback advance, which Cardinal Health will calculate each calendar quarter, must be no less than an amount equal to one (1) month of Chargeback billings based on an average of the most recent

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six (6) months’ billings; and (ii) Cardinal Health will remit any Chargeback advance that remains at the conclusion of the given calendar quarter in the next payment due to Client for Purchased Inventory following that calendar quarter. Cardinal Health will deduct any amounts due to Cardinal Health under this Section 1.14 against any amounts due from Cardinal Health to Client for Purchased Inventory. If any amount remains outstanding, Cardinal Health will notify Client of such balance due and Client shall pay such balance due within fifteen (15) days of the date of notification.

1.15    Financial Statements. Client shall upon request, provide Cardinal Health with Client’s most recent audited year-end consolidated financial statements and quarterly year-to-date updates to such financial statements.

1.16    Debit Balances. If Client is in a debit balance position with Cardinal Health, Cardinal Health reserves the right to request payment by alternative means (including, but not limited to, inventory or cash payments). Client will then cause Cardinal Health to receive payment in full no later than thirty (30) days following such request. Cardinal Health retains the right to: (i) withhold payments to Client, (ii) set-off amounts owed to Client against amounts owed to Cardinal Health pursuant to Section 15.13 of the Agreement, and/or (iii) terminate this Addendum or the Agreement pursuant to Section 6.2(B) of the Agreement if Cardinal Health does not receive payments for amounts owed to it under this Agreement or based upon credit or other considerations deemed relevant by Cardinal Health.

1.17    Guaranty. As an inducement for Cardinal Health to provide the Services to Client, Client agrees to provide to Cardinal Health if applicable and upon request, a fully executed Unconditional Guaranty agreement from its parent corporation (if applicable) or another affiliate entity as deemed appropriate by Cardinal Health.

1.18    Security Agreement. If, notwithstanding the intention of the Parties, the sale of the Product to Cardinal Health pursuant to this Addendum shall be characterized as a consignment and not a sale, then Cardinal Health and Client intend that this Addendum constitutes a security agreement under applicable law and Client shall be deemed to have granted to Cardinal Health a security interest in all right, title and interest of the Client in, to and under the Product to secure the purchase price paid by Cardinal Health for the Product and all fees, costs and other amounts due under the Agreement, whether now existing or hereafter arising. The security interest in the Product shall continue until the Addendum has terminated and all obligations have been indefeasible paid in full. The Client consents to the filing of financing statements in favor of Cardinal Health along with any other documents necessary to perfect Cardinal Health’s security interest in the Product.

ARTICLE 2

MISCELLANEOUS

2.1    Term. Either Party may terminate this Addendum on sixty (60) days prior written notice.

2.2    Applicability of Agreement. The terms of the Agreement shall apply to the Services performed in this Addendum. In the event of a conflict between the terms of the Agreement and the terms of this Addendum, the terms of this Addendum shall govern.

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2.3    Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

IN WITNESS, WHEREOF, the undersigned have caused their duly authorized representative to execute this Addendum effective as of the date first written above.

CARDINAL HEALTH 105, INC,		NEURORX, INC.

By:	/s/ Joel Wayment	By:	/s/ Jonathan Javitt
Joel Wayment		Print Name:	Jonathan Javitt, MD, MPH
VP, Operations		Title:	CEO

Date:	Sep 29, 2020	Date:	September 25, 2020

[Signature page to Title Model Addendum]

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ATTACHMENT 1

TITLE MODEL OPERATING GUIDELINES

The TMOPG shall be finalized and mutually agreed upon between the Parties prior to commercial launch of Product. Once finalized, a copy of the TMOPG shall be attached hereto as Attachment 1 and incorporated by reference.

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